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                                                                       EXHIBIT 3



                           HOME EQUITY LINE OF CREDIT

                             THE SPARKS STATE BANK

                                 VARIABLE RATE
                        SECURED LINE OF CREDIT AGREEMENT
                                      AND
                 FEDERAL TRUTH-IN-LENDING DISCLOSURE STATEMENT


                 This Agreement establishes an open-end credit account between the person or persons who sign below and The Sparks State Bank. This Agreement also includes the disclosures about the account which are required by the Federal Truth-in-Lending Act.

                 1. Meaning of Words. In this Agreement the words "you", "your", and "yours" refer to the persons who sign below and anyone else authorized to use the account. The words "Bank," "we" and "us" refer to The Sparks State Bank. The word "account" means the Home Equity Line of Credit established for your use by this Agreement. The words "Credit Limit" mean the maximum amount you can owe us at any one time.

                 2. Use of Account. You may request extensions of credit in minimum amounts of $500, and up to but not exceeding the Credit Limit, only by using the Checks that we issue to you. We will not be obligated to make any loans in excess of your available Credit Limit and may at our option refuse payment or honor any such loan request without increasing your Credit Limit. Any loan amount above the Credit Limit shall become due and payable at once. You agree not to use any Check to purchase goods or services, but only to obtain cash or make deposits. We have the right to refuse any loan request if, at the time the loan request is made, (1) an Event of Default has occurred as defined in Paragraph 16 below or we prohibit additional extensions of credit as provided in Paragraph 22 below; (2) the check is not properly completed or signed; (3) the outstanding balance of your loan including accrued interest and unpaid charges, as shown on our records at the time the check is presented for payment, exceeds or upon payment would exceed your Credit Limit then in effect; or (4) the request is for less that $500. We have the right, at our option, to make any loan regardless of whether any of the above conditions exists. We are not obligated to stop payment on Checks or to certify Checks.

                 3. Term. The term of your Home Equity Line of Credit is indefinite.

                 4. Possible Actions. Under certain conditions, we may terminate your Home Equity Line of Credit and require payment of the outstanding balance in full in a single payment and prohibit additional extensions of credit or reduce your credit limit. These conditions and possible actions are described in this Agreement.

                 5. FINANCE CHARGES. Each time you obtain a loan, we will consolidate your entire loan balance. You will pay a FINANCE CHARGE (interest) on your loan from the date the loan is posted to your account until the loan is paid in full. There is no time period within which you can pay your loan off without incurring a FINANCE CHARGE.

                 We calculate the FINANCE CHARGE on your account by applying a daily periodic rate of interest to the Average Daily Balance of your account (including current transactions). To get the Average Daily Balance we take the beginning loan balance of your account each day, add any new loans, and subtract any payments or credits (and unpaid FINANCE CHARGES). This gives us the daily loan balance. At the end of the billing period, we add up all the daily loan balances for the billing period and divide the total by the number of days in the billing period. This gives us the Average Daily Balance. We then multiply the Average Daily Balance by the number of days in the billing period and multiply the result by the daily periodic rate. The result is the FINANCE CHARGE for that billing period. The Average Daily Balance does not include unpaid FINANCE CHARGES, credit life insurance premiums, or late charges.

                 In some cases the FINANCE CHARGE may not calculate to a number ending in a whole penny. In those cases the FINANCE CHARGE is rounded up or down to the nearest penny and printed on your monthly billing statement. For example, if the calculation of your FINANCE
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CHARGE were to equal $1.00750, the FINANCE CHARGE printed on your monthly billing statement would be $1.01 and if the calculation of your FINANCE CHARGE were to equal $1.00490, the FINANCE CHARGE printed on your monthly billing statement would be $1.00.

                 The daily periodic rate in effect on the date of this Agreement is .0253425 (Corresponding ANNUAL PERCENTAGE RATE 9.25%). The daily periodic rate and the corresponding ANNUAL PERCENTAGE RATE are variable and may increase from time to time based upon changes in the "Index Rate". The "Index Rate" means the highest rate of interest described in the "Money Rates" column of The Wall Street Journal as the "Prime Rate," which refers to the base rate on corporate loans at large U.S. Money center commercial banks. The daily periodic rate and the corresponding ANNUAL PERCENTAGE RATE also may decrease from time to time based upon changes in the Index Rate.

                 The ANNUAL PERCENTAGE RATE in effect for any billing period will be equal to the interest rate per annum that is equal to three quarter percentage point (.75 %) plus the Index Rate published for the last time in the calendar month immediately preceding the calendar month in which the applicable billing period begins. Accordingly, increases in the Index Rate will take effect on the first day of the billing period. Decreases in the Index Rate also will take effect on the first day of the billing period. The ANNUAL PERCENTAGE RATE and corresponding daily periodic rate will appear on each monthly billing statement. If the Index Rate is not published during a month, then the previous Index rate will remain in effect until the Index Rate is published. If the Index Rate defined above is no longer available, we can change the index and margin used for your account so long as the new index has an historical movement substantially similar to that of the original index, and the new index and margin would have resulted in an annual percentage rate substantially similar to the rate in effect at the time the original index became unavailable.

                 The ANNUAL PERCENTAGE RATE does not include costs other than interest.

                 If the ANNUAL PERCENTAGE RATE increases, then the number of payments may increase until the entire loan balance and all FINANCE CHARGES and other charges are paid in full. If the ANNUAL PERCENTAGE RATE decreases, then the number of payments may decrease until the entire loan balance and all FINANCE CHARGES and other charges are paid in full. The ANNUAL PERCENTAGE RATE will not increase more than once each month. The ANNUAL PERCENTAGE RATE will not exceed the lesser of 22 % per year or the maximum amount permitted by law. Except for this "cap" there is no limit on the amount by which the rate can change during any one-year period.

                 6. Payments. You may pay all or any part of your loan balance at any time, but each month you must pay the "Minimum Amount Due" shown on your monthly billing statement. The "Minimum Amount Due" will be equal to the greater of either (i) 2.00% of the "New Balance" shown on your monthly billing statement or (ii) $50, plus any late charges and any unpaid amount due from a prior billing period. If the New Balance is less then $50, then the Minimum Amount Due will equal the New Balance, plus any accrued but unpaid FINANCE CHARGES, plus any late charges. The "New Balance" is the outstanding loan balance of your account.

                 If you borrow more money when you have an outstanding loan balance, monthly payments may change based on the new total outstanding loan balance. If you make payments that reduce your outstanding loan balance, monthly payments may change based on the new outstanding loan balance.
Payments will be applied to FINANCE CHARGES, principal, and late charges in such order as we determine. Interest will accrue until we actually credit your payment to your account, unless an earlier date is required by law. The monthly billing statement will be conclusively presumed correct unless you give notice in writing of any error to the bank within sixty (60) days after the statement is sent to you.

                 7. Time for Payment. You may make payments on your loan at any time during a billing period. You may pre-pay any part of the loan balance at any time without penalty. However, you must pay at least the Minimum Amount Due on or before the "Payment Due Date". The Payment Due Date will be indicated on your statement. Time is of the essence.





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                 8.     Late Charge.  If you do not pay the entire Minimum
Amount Due within 15 days after the Payment Due Date, you shall pay at our option a late charge of 5% of the Minimum Amount Due. No more than one late charge will be imposed for any single scheduled payment or portion thereof regardless of the period during which it remains delinquent. This charge is in addition to and not instead of the FINANCE CHARGES you owe under this Agreement, and is intended to reimburse the Bank for the extra collection expenses it may incur if you are late in making a payment.

                 9. Other Charges. You agree to pay all expenses, taxes and charges paid by the Bank to governmental agencies in connection with the account, all attorneys fees paid by the Bank for services rendered in connection with the preparation, closing, or disbursement of the loan, all costs for examination of title, appraisals and all other costs necessary or appropriate to the security for this account, all premiums for insurance coverage which is either required by the Bank or chosen by you and including all such amounts as you are obligated to pay under the deed of trust. With or without prior notice to you, we may create a loan under this Agreement to pay all such amounts which you are obligated to pay. You agree to pay such amounts whether we incur these costs at this time or later, and in particular, we may from time to time obtain an appraisal of the real estate which secures this Agreement and you agree to pay the cost of such appraisal. The amount of such costs incurred by the Bank at this time is stated below.

                 10. Security. The account established by this Agreement is secured by a deed of trust on the real estate described below. Except as may be prohibited by law, if you are in default under this Agreement we may offset your money on deposit with us to repay amounts you owe us under this Agreement.

                 11. Property Insurance and Title Insurance. Property insurance covering the real estate described below is required. It may be obtained from any person you choose. Title Insurance is also required and you may choose the title insurance company. If you have not specifically requested a particular title insurer, we have selected one to perform the title search and issue the policy.

                 12. Amendment to this Agreement. We may change the terms of this Agreement to the extent permitted by applicable law. We will provide you with notice of changes as required by applicable law. Except as limited by applicable law, any such change will apply to the entire balance in your account, including any loans obtained prior to the effective date of the change. If we are legally required to obtain your specific consent to the change, then we will not make the change without your written consent, unless we are legally permitted to evidence your consent by your continued use of this account after receiving notice of the change. For purposes of this Section "applicable law" includes the federal Truth-in-Lending Act Regulation Z of the Board of Governors of the Federal Reserve System, Section 12-912 of the Maryland Commercial Law Article, and any other applicable law.

                 13. Termination, Release of Deed of Trust. In addition to our right to terminate your account in accordance with Section 16 of this Agreement, we will terminate the account at the request of any person signing below. The Checks are our property and you agree to return all Checks upon termination. Upon such termination (or upon a credit limit reduction in accordance with Section 22 of this Agreement) you will still be responsible for any loan made prior to the termination (or credit limit reduction). Whenever you have no amounts due under this Agreement we will, upon your giving us at least 15 days prior written notice, release the deed of trust, provided you have paid all such amounts and returned all Checks to us. You agree to pay the governmental charge to record the release of the deed of trust. The deed of trust shall remain in full force and effect and shall secure all amounts due under this Agreement until such release, even if at some time during the term of this Agreement you do not owe us any amounts.

                 14. Recording Taxes. You will pay any fees and taxes imposed on the recording of the deed of trust or on loans made to you under this Agreement, whether due at the time the deed of trust is recorded or any time thereafter. If you do not pay such amounts when due, then we may at our option and with or without notice to you, pay any such taxes and either bill you for such amounts or create a loan under this Agreement equal to such amount. Our determination of whether and when





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such taxes are due shall be conclusive.

                 15. Credit Investigations and Financial Reports. The Bank is authorized now or at any time in the future to make or have made any credit investigation we believe is necessary to evaluate our decision about continuing to make loans to you under this Agreement. You also agree to furnish us any financial statements which we may require at any time.

                 16. Events of Default, Remedies. Upon any of the following Events of Default, at our option, we may terminate your Home Equity Line of Credit and all amounts due under this account shall become immediately due and payable: (1) you commit fraud, or make a material misrepresentation, in connection with your account, (2) you fail to meet the repayment terms of your account for an outstanding balance, (3) you fail to maintain the insurance for the security that is required by the deed of trust, (4) you transfer title to the security (including transfers resulting from your death), or sell the security, covered by the deed of trust without our permission, or (5) your action or inaction adversely affects the security for your account or any of our rights to such security. If any Event of Default occurs, you will be liable for all costs and expenses of collection including court costs and a reasonable attorney's fee. Any waiver by the Bank of any one of its rights upon an Event of Default does not constitute a waiver of any other or all of such rights upon such Event of Default, or upon the same default on any future occasion. If an Event of Default occurs, the Bank may exercise its rights under the deed of trust, including the right to foreclose the deed of trust.

                 17. Others Using Your Account. Each person who signs below and each person authorized to use your account are liable, jointly and severally, for all amounts owing on the account, even if only one of you receives the proceeds of a loan.

                 18. General Matters. We may send any notice to the latest address shown on our records, and any such notice shall be considered given to you when placed in the mail, postage prepaid. All rights of the Bank shall benefit its successors and assigns; all obligations of yours shall be binding on your heirs and personal representatives. In the event any provision of this Agreement shall be held invalid, the invalidity of such provision shall not affect any other provision of the Agreement.

                 19. Title Insurance Choice. Each person acknowledges choosing the title insurance company to which the fee shown below will be paid or consents to that company if the Bank has selected it.

                 20. No Tax Advice Provided. You should consult a tax advisor regarding the deductibility of interest and charges for your Home Equity Line of Credit. By signing below you acknowledge that you have not received any advice of any kind from the Bank or any representative or employee of the Bank, or through any advertisement by Bank, regarding any federal or State income tax law or your income taxes.

                 21. Optional Credit Life Insurance. You are not required to purchase Credit Life Insurance as a condition of obtaining this Home Equity Line of Credit and it will not be provided unless you request such insurance, sign a separate application for Credit Life Insurance, and agree to pay the additional cost. We may terminate the insurance at any time and you may terminate the insurance at any time by giving us written notice.

                 22. Credit Limit. The initial amount of your Credit Limit under this Agreement is $75,000.00. We may prohibit additional extensions of credit or reduce the credit limit applicable to your account during any period in which (a) the value of the dwelling that secures your account declines significantly below the dwelling's appraised value for purposes of your account (for example, if the value of the dwelling declines such that the initial difference between the Credit Limit and the available equity, based on the property's appraised value for the purposes of this Agreement, is reduced by 50%), (b) we reasonably believe that you will be unable to fulfill the repayment obligations under your account because of a material change in your financial circumstances, (c) you are in default of any material obligation of this Agreement, (d) we are precluded by government action from imposing the annual percentage rate provided for in this Agreement, (e) the priority of our security interest is adversely affected by government action to the





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extent that the value of the security interest less than 120 percent of your credit line, (f) we are notified by our regulatory agency that continued advances constitute unsafe and unsound practice, or (g) the maximum annual percentage rate has been reached.

                 23. Real Estate Description. The real estate covered by the deed of trust is located at: 1420 Tayside Way, Bel Air, Maryland 21015.

                  24. Other Charges ("Closing Costs") incurred by Bank and payable by you in cash on this date:

                           TITLE EXAMINATION AND
                           TITLE INSURANCE FEE
                           (to Jerry S. Sopher)                                                              $202.00
                           --------------------                                                              --------

                           Attorneys fees for preparation,
                           closing or disbursement of loan
                           (to Jerry S. Sopher)                                                              $68.00
                           --------------------                                                              ------

                           APPRAISAL FEE
                           (to "An Appraiser" ($175.00)P.O.C.)                                         +
                           -----------------------------------                                               ------

                           RECORDING TAXES AND FEES
                           (to government officials)                                                         $545.00
                                                                                                             -------

                                       TOTAL CLOSING COSTS                                             =     $815.00
                                                                                                             -------

                 25. Maryland Law; Subtitle 9 Election. This Agreement is governed by Maryland law. With reference to Section 12-913.1 of the Maryland Commercial Law Article, the Bank expressly elects that this Agreement is established and governed by Subtitle 9 of Title 12 of the Maryland Commercial Law Article.

                 26. Copies Received. Each person who signs below acknowledges receiving a copy of this Agreement and the Fair Credit Billing Rights Disclosure before signing below. Each person who signs below also acknowledges he or she received separate home equity disclosures entitled "IMPORTANT TERMS OF OUR THE SPARKS STATE BANK HOME EQUITY LINE OF CREDIT" together with a brochure entitled "WHAT YOU SHOULD KNOW ABOUT HOME EQUITY LINES OF CREDIT", at the time that he or she was provided with the application for this credit.

                 Witness, my signature and seal below this 22nd day of February, 1996.


Witness:


                                         /s/   George L. Miller         (SEAL)
----------------------------             -------------------------------
                                         George L. Miller,     Borrower



                                         /s/  Pauline Miller            (SEAL)
----------------------------             -------------------------------
                                         Pauline Miller,       Borrower

JSS/ew/0096CT





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